Exhibit 99.2

OUTDOOR ADVERTISING

Condensed Combined Balance Sheets

June 30, 2014 and December 31, 2013

(Unaudited)

	June 30, 2014	December 31, 2013
Assets
Current assets
Cash and cash equivalents	$5,033,978	$5,520,671
Restricted cash	68,781	197,754
Accounts receivable, net of an allowance for doubtful accounts of $764,417 and $516,914	46,366,384	49,241,450
Prepaid expenses and other current assets	3,918,086	5,224,122

Total current assets	55,387,229	60,183,997
Property, plant and equipment, net	34,437,129	33,317,335
Intangibles, net	51,684,707	56,704,703
Goodwill	2,530,989	2,530,989
Investments in investee companies	548,898	730,365
Deferred financing costs, net	3,838,495	4,328,574
Due from affiliate	2,052,846	2,052,846
Deferred tax assets	2,324,575	2,349,359
Security deposits and other assets	6,122,160	5,706,453

Total assets	$158,927,028	$167,904,621

Liabilities and (Deficit)
Current liabilities
Accounts payable	$7,889,504	$8,557,649
Accrued expenses	19,492,009	21,471,231
Deferred revenue	3,915,573	2,863,999
Short-term debt and notes payable	4,819,591	5,110,140

Total current liabilities	36,116,677	38,003,019
Long-term debt	216,262,962	220,237,269
Other long-term debt	1,112,879	1,568,991
Other long-term liabilities	5,401,543	3,330,002
Deferred rent	10,726,846	10,023,232

Total liabilities	269,620,907	273,162,513

(Deficit)
Invested equity	(110,693,879)	(105,257,892)

Total (deficit)	(110,693,879)	(105,257,892)

Total liabilities and (deficit)	$158,927,028	$167,904,621

The accompanying notes are an integral part of these condensed combined financial statements.

OUTDOOR ADVERTISING

Condensed Combined Statements of Operations

Six Months Ended June 30, 2014 and 2013

(Unaudited)

	Six Months Ended June 30,
	2014	2013
Revenues
Net revenues	$98,525,465	$100,333,358
Expenses
Operating	68,463,870	67,185,342
Selling, general and administrative	20,567,776	20,383,015
Depreciation and amortization	9,373,446	8,762,081

Total expenses	98,405,092	96,330,438

Income from operations	120,373	4,002,920
Other income (expense)
Interest expense, net	(8,549,156)	(9,723,967)
Equity in income of investee companies, net	399,185	760,417
Other income, net	68,018	90,889

Loss before income taxes	(7,961,580)	(4,869,741)
Income tax (expense) benefit	(24,784)	196,903

Net loss	$(7,986,364)	$(4,672,838)

The accompanying notes are an integral part of these condensed combined financial statements.

OUTDOOR ADVERTISING

Condensed Combined Statement of (Deficit)

Six Months Ended June 30, 2014

(Unaudited)

Balance at December 31, 2013	$(105,257,892)
Net loss	(7,986,364)
Distribution to Holdings	(1,536,190)
Net change in invested equity	4,086,567

Balance at June 30, 2014	$(110,693,879)

The accompanying notes are an integral part of these condensed combined financial statements.

OUTDOOR ADVERTISING

Condensed Combined Statements of Cash Flows

Six Months Ended June 30, 2014 and 2013

(Unaudited)

	Six Months Ended June 30,
	2014	2013
Cash flows from operating activities
Net loss	$(7,986,364)	$(4,672,838)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	9,373,446	8,762,081
Loss on abandonment of assets	24,960	—
Amortization and write off of deferred financing costs	793,271	777,993
Provision for doubtful accounts	95,557	493,830
Change in value of equity-based compensation	2,124,393	465,369
Equity in income of investee companies, net	(399,185)	(760,417)
Distributions received from investee companies	545,462	1,029,227
Loss on sales of property	35,293	—
Change in fair value of interest rate swap	216,845	(733,454)
Change in deferred income taxes	24,784	(196,903)
Changes in operating assets and liabilities
Decrease in accounts receivable	2,552,282	8,271,078
Decrease in prepaid expense and other current assets	1,323,953	1,979,628
Increase in security deposits and other assets	(365,706)	(1,662,972)
(Decrease) increase in accounts payable	(668,146)	1,097,220
Decrease in accrued expenses	(1,978,265)	(2,480,487)
Increase in deferred revenue	1,051,574	1,897,022
Increase (decrease) in deferred rent	703,614	(348,411)
(Decrease) increase in other long-term liabilities	(833,366)	23,519

Net cash provided by operating activities	6,634,402	13,941,485

Cash flows from investing activities
Acquisition of public pay telephone assets	—	(2,100,000)
Purchases of advertising property and rights	(20,000)	—
Additions to property, plant and equipment	(5,866,785)	(3,647,726)
Proceeds from disposal of property, plant and equipment	40,000	—
Change in restricted cash	128,973	678,583
Return of investments from investee companies	263,777	—
Investment in investee companies	(228,588)	(194,195)

Net cash used in investing activities	(5,682,623)	(5,263,338)

Cash flows from financing activities
Repayment of debt	(15,024,161)	(2,651,594)
Proceeds from credit facilities and other borrowings	10,000,000	—
Distribution to Holdings	(1,536,190)	(1,632,545)
Net change in invested equity	5,121,879	598,184

Net cash used in financing activities	(1,438,472)	(3,685,955)

Net (decrease) increase in cash and cash equivalents	(486,693)	4,992,192
Cash and cash equivalents
Beginning of period	5,520,671	6,940,151

End of period	$5,033,978	$11,932,343

Supplemental data
Cash paid during the year for interest	$7,326,625	$10,647,942
Noncash investing activities
Contingent obligation from acquisition	$—	$529,130

The accompanying notes are an integral part of these condensed combined financial statements

OUTDOOR ADVERTISING

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

June 30, 2014

(Unaudited)

1) DESCRIPTION OF BUSINESS

The Outdoor Advertising business (“Outdoor Advertising” or “the Business”) represents the outdoor media and advertising business of Van Wagner Communications, LLC (“Communications”), a wholly owned subsidiary and the only operating asset of Van Wagner Twelve Holdings, LLC (“Holdings”). The Business develops, markets, and maintains sign structures, wall signs, telephone kiosks, bus wraps and other media types and structures for the purposes of advertising throughout the United States of America (“U.S.”).

2) BASIS OF PRESENTATION AND USE OF ESTIMATES

These condensed combined financial statements were prepared on a stand-alone basis derived from the consolidated financial statements and accounting records of Communications. These statements reflect the condensed combined historical results of operations, financial position and cash flows of Outdoor Advertising in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”). For ease of reference, these condensed combined financial statements are collectively referred to as those of Outdoor Advertising.

For the periods presented, the entities that are part of Outdoor Advertising were each separate direct or indirect wholly owned subsidiaries of Communications. These financial statements are presented as if such businesses had been combined for the period presented. All intercompany transactions and accounts within Outdoor Advertising have been eliminated. The assets and liabilities in the condensed combined financial statements have been reflected on a historical cost basis. The condensed combined statement of operations includes allocations for certain support functions that are provided on a centralized basis by Communications currently for all of the businesses, including those not included in these financial statements (collectively, the “Non-Outdoor Businesses”). These include expenses not recorded at the business unit level, such as expenses related to finance, human resources, information technology, facilities, and legal, among others. These expenses have been allocated to Outdoor Advertising on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of combined revenues and headcount. In addition, the Outdoor Advertising income tax provision and related tax accounts are presented as if these amounts were calculated on a separate tax return basis. Management believes the assumptions underlying the condensed combined financial statements, including the assumptions regarding allocating the general corporate expenses between Outdoor Advertising and the Non-Outdoor Businesses, are reasonable. Nevertheless, the condensed combined financial statements may not include all of the actual expenses that would have been incurred by Outdoor Advertising and may not reflect the combined results of operations, financial position and cash flows had the Business been a stand-alone entity during the periods presented. Actual costs that would have been incurred if Outdoor Advertising had been a stand-alone entity would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure.

Cash for most of Communications’ businesses is currently managed centrally under cash pooling arrangements. Pursuant to these arrangements, most of the cash received by the Non-Outdoor Businesses is deposited directly with Outdoor Advertising and any daily cash flow needs of the Non-Outdoor Businesses are funded by Outdoor Advertising. Therefore, this cash is included in these condensed combined financial statements. Where entities do not participate in the cash pooling arrangements, they maintain separate bank accounts for receipts and disbursements.

Similarly, most of Communications’ current external borrowing requirements are met through a Senior Secured Credit Facility (See Note 7). Borrowings under this facility are used to fund the entire portfolio of businesses of Communications. All of such debt and related interest expense has been attributed to and presented in the condensed combined financial statements of Outdoor Advertising, as Outdoor Advertising is the primary obligor of the debt.

OUTDOOR ADVERTISING

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

June 30, 2014

(Unaudited)

The preparation of condensed combined financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed combined financial statements and the reported amounts of revenues and expenses during the reporting period. Generally, matters subject to estimation and judgment include the valuation of assets and liabilities acquired in business combinations and asset acquisitions, allowance for doubtful accounts, asset impairments, useful lives of intangible and fixed assets, deferred tax asset valuation allowances and asset retirement obligations. Actual results could differ from those estimates.

The accompanying condensed combined financial statements of the Business as of June 30, 2014 and for the six month periods ended June 31, 2014 and 2013 are unaudited and, in management’s opinion, reflect all adjustments, consisting of normal and recurring adjustments, necessary for a fair statement of the financial position, results of operations and cash flows for the periods presented. These condensed combined financial statements should be read in conjunction with the more detailed combined financial statements and notes thereto, included in the audited combined financial statements for the year ended December 31, 2013 issued on June 19, 2014.

3) RECENTLY ISSUED ACCOUNTING STANDARDS

In April 2014, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update 2014-08 Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity (“Update 2014-08”). Update 2014-08 changes the requirements, including additional disclosures, for reporting discontinued operations. Under Update 2014-08, a discontinued operation is defined as a disposal of a component or group of components that is disposed of or is classified as held for sale and represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results. Update 2014-08 is effective for the Business for annual reporting periods beginning on or after December 15, 2014. Early adoption is permitted, but only for disposals that have not been reported in financial statements previously issued or available for issuance. The Business is in the process of evaluating the impact Update 2014-08 will have on its condensed combined financial statements.

In May 2014, the FASB issued Accounting Standard Update 2014-09 Revenue from Contracts with Customers (“Update 2014-09 “). Under Update 2014-09, all companies are required to use a new five-step model to recognize revenue from customer contracts. Update 2014-09 is effective for the Business for annual reporting periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. The Business may elect to apply Update 2014-09 earlier if certain criteria are met. The Business is in the process of evaluating the impact Update 2014-09 will have on its condensed combined financial statements.

OUTDOOR ADVERTISING

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

June 30, 2014

(Unaudited)

4) PROPERTY, PLANT AND EQUIPMENT

The table below presents the balance of major classes of assets and accumulated depreciation.

	June 30, 2014	December 31, 2013
Land	$976,613	$976,613
Leasehold Improvements	10,486,163	10,392,484
Outdoor and indoor equipment	71,578,208	66,831,130
Office fixtures and equipment	8,144,777	7,747,642
Vehicles	3,397,141	3,007,727

	94,582,902	88,955,596
Less: Accumulated depreciation	60,145,773	55,638,261

	$34,437,129	$33,317,335

Depreciation expense was $4,344,950 and $4,062,871 for the six months ending June 30, 2014 and 2013, respectively.

5) INTANGIBLE ASSETS

Intangible assets, other than goodwill, consist of the following:

	June 30, 2014	December 31, 2013
Gross carrying amount
Customer contracts	$2,474,080	$2,474,080
Leased location contracts	64,825,511	64,817,011
Customer relationships	1,957,581	1,957,581
Noncompete agreements	2,575,610	2,575,610
Leasehold rights	15,517,747	15,517,747
Kiosk advertising and permit rights	7,705,341	7,705,341
Other	200,000	200,000

	95,255,870	95,247,370

Accumulated amortization
Customer contracts	2,266,948	2,209,099
Leased location contracts	21,087,506	18,762,034
Customer relationships	1,957,579	1,957,579
Noncompete agreements	2,526,086	2,524,300
Leasehold rights	8,876,829	7,058,980
Kiosk advertising and permit rights	6,790,751	5,985,353
Other	65,464	45,322

	43,571,163	38,542,667

Total intangibles, net	$51,684,707	$56,704,703

Amortization expense was $5,028,496 and $4,699,210 for the six months ending June 30, 2014 and 2013, respectively.

OUTDOOR ADVERTISING

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

June 30, 2014

(Unaudited)

6) INCOME TAXES

The Business has deferred income tax (expense) benefit of ($24,784) and $196,903 for the six month periods ended June 30, 2014 and 2013, respectively.

Deferred income tax balances are as follows:

	June 30, 2014	December 31, 2013
Deferred tax assets
Net operating loss carryforwards	$1,413,135	$1,477,105
Temporary differences	941,988	911,133

Deferred tax assets, net	2,355,123	2,388,238
Deferred tax liabilities
Temporary differences	(30,548)	(38,879)

Deferred tax assets, net	$2,324,575	$2,349,359

Deferred tax assets primarily relate to basis differences on property, plant and equipment, deferred rent and net operating loss (“NOL”) carryforwards generated by the Business for the New York City UBT. The total amount of NOL carryforwards related to UBT at June 30, 2014 and December 31, 2013 is approximately $32,000,000 and $31,000,000, respectively, which expire between 2024 and 2034. The deferred tax liabilities primarily relates to basis differences in intangible assets.

7) DEBT

Senior Secured Credit Facility

During 2012, the Business entered into a $250,000,000 Credit Agreement (the “Senior Secured Credit Facility”) to refinance outstanding debt under the prior facility, fund distributions to Holdings to redeem outstanding indebtedness of Holdings, fund acquisitions and provide working capital. The Senior Secured Credit Facility is guaranteed by Holdings and all of its direct and indirect subsidiaries and is collateralized by existing and after-acquired personal property and real property of Communications, including Holdings’ interest in Communications and Communications’ interests in its subsidiaries, which includes the Business.

The Senior Secured Credit Facility was comprised of the following facilities: a $225,000,000 Term Loan (“Term B Loan”) and a $25,000,000 Revolving Credit Facility (“Revolver”). The Revolver contains a separate sublimit of $10,000,000 for letters of credits. Any outstanding letters of credit reduce, on a dollar-for-dollar basis, the amount of borrowing capacity under the Revolver. The Term B Loan has a final maturity date of August 3, 2018 and the Revolver commitments expire on August 3, 2017.

On August 6, 2013, the Business amended the Senior Secured Credit Facility principally to provide for a new tranche of term loans which replaced all prior term loans and included new term loans in a principal amount of $5,000,000; increase the letter of credit sublimit to $12,500,000; and reduce the interest rates on the facility. In connection with the amendment, the Business recognized expenses of $631,068. Following the amendment, the Business had outstanding aggregate term loan borrowings of $227,750,000, the entire balance of which will hereinafter be referred to as the Term B Loan. The maturity dates for the credit facility were not amended.

OUTDOOR ADVERTISING

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

June 30, 2014

(Unaudited)

As of June 30, 2014 and December 31, 2013, there were $0 and $2,000,000 in borrowings outstanding under the Revolver, respectively, and $5,897,231 and $5,959,788, respectively, in letters of credit outstanding. The letters of credit are generally used in lieu of security deposits for municipal authorities and landlords under license and lease agreements.

The long-term debt outstanding balance is as follows:

	June 30, 2014	December 31, 2013
Term B Loan principal balance	$222,887,920	$225,472,500
Less: Unamortized discount	(2,377,038)	(2,680,231)

	220,510,882	222,792,269
Less: Current portion	(4,247,920)	(4,555,000)

	$216,262,962	$218,237,269

Revolver	—	2,000,000

Total long-term debt	$216,262,962	$220,237,269

The Term B Loan requires quarterly principal payments of $1,138,750, which commenced March 31, 2014. The Senior Secured Credit Facility also provides for a mandatory excess cash flow payment equal to 0%, 25%, 50% or 75% of annual excess cash flow, as defined, with the exact percentage dependent on leverage ratios. Any payments are to be made in the year following that for which the excess cash flow payment is calculated and applied to remaining installments of the principal balance of the Term B Loan, in order of maturity. The Business determined that an excess cash flow payment of $1,445,830 was due for the year ended December 31, 2013 and paid this amount in April 2014.

The Senior Secured Credit Facility contains covenants that require Communications to maintain a Consolidated Senior Leverage Ratio, as defined, at or below 6.5x and restrict the ability of Communications to borrow additional amounts if such borrowings would cause the Consolidated Senior Leverage Ratio to exceed that level or cause the Consolidated Total Leverage Ratio, as defined, to exceed 6.75x. At June 30, 2014 and December 31, 2013, Communications’ Consolidated Senior Leverage Ratio was 5.86x and 5.75x, respectively, and Consolidated Total Leverage Ratio was 5.97x and 5.86x, respectively. In addition, there are covenants that restrict, among other things, the ability of the Business to dispose of assets, create liens, make investments, and pay dividends or make other restricted payments. Communications was in compliance with its financial covenants at June 30, 2014 and December 31, 2013.

Interest Rate Swap Agreements

The Business uses variable rate debt to finance its operations. The debt obligations expose the Business to variability in interest payments due to changes in interest rates. The Business believes that it is prudent to limit the variability of its interest payments. To meet this objective, the Business has in the past entered into interest rate swap agreements to manage fluctuations in cash flows resulting from interest rate risk. These swap agreements converted a portion of variable-rate cash flow exposure on the debt obligations to fixed cash flows.

By using derivative financial instruments to hedge exposures to changes in interest rates, the Business exposes itself to credit risk and market risk. Credit risk is the failure of the counterparty to perform under the terms of the interest rate swap agreement. Market risk is the adverse effect on the value of a financial instrument that results from a change in interest rates. The market risk associated with the interest rate swap agreement is managed by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken.

OUTDOOR ADVERTISING

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

June 30, 2014

(Unaudited)

The Business assesses interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposure that may adversely impact expected future cash flows and by evaluating hedging opportunities.

During 2012, the Business entered into a new interest rate swap agreement to pay a fixed rate of interest of 1.468% plus the applicable LIBOR margin (6.468% at June 30, 2014 and December 31, 2013, respectively) on a total notional value of $125,000,000, which expires on September 30, 2016. This agreement had a fair value liability position of $250,877 and $34,302 at June 30, 2014 and December 31, 2013, respectively, which is included in accrued expenses.

The Business has not contemporaneously assessed the effectiveness of its swap agreements. Accordingly, the increase in the fair value of the liability under the swap agreement of $216,845 for the six months ended June 30, 2014 was reflected as an increase to interest expense and the increase in the fair value of the asset of $733,454 for the six months ended June 30, 2013 was reflected as a decrease to interest expense.

Other Debt

The Business has other debt outstanding of $1,684,550 and $2,124,131 at June 30, 2014 and December 31, 2013, respectively. The current portion of the debt was $571,671 and $555,140 at June 30, 2014 and December 31, 2013, respectively. The debt consists primarily of subordinated debt and other obligations issued or assumed in connection with acquisitions. Such obligations have interest rates ranging up to 6% per annum.

8) FAIR VALUE OF FINANCIAL INSTRUMENTS

At June 30, 2014 and December 31, 2013, the Business’s financial instruments included cash and cash equivalents, accounts receivable, accounts payable and debt. The fair value of cash and cash equivalents, accounts receivable, accounts payable and short-term debt and notes payable approximate their carrying values because of the short-term nature of these instruments.

The FASB established a fair value hierarchy, consisting of three broad levels, that prioritizes the inputs for valuation techniques used to measure fair value. Level 1 inputs consist of observable inputs, such as quoted prices in active markets for identical assets and liabilities. Level 2 inputs are inputs, observable either directly or indirectly, other than quoted prices in active markets included in Level 1. Level 3 inputs have the lowest priority, are generally less observable from objective sources and require the reporting entity to develop its own assumptions. The Term B Loan is traded in the secondary market for syndicated loans, although the debt trades infrequently and is highly illiquid. The fair value of the Business’s Senior Secured Credit Facility outstanding debt balance, for which management uses only Level 2 inputs to measure, is based on quotes obtained through major financial institutions. The fair value of the Term B Loan was approximately $224.6 million and $228.3 million as of June 30, 2014 and December 31, 2013, respectively.

Fair value information with respect to the Business’s Revolver, other long-term debt and other long-term liabilities are not presented as such balances approximate their carrying values at June 30, 2014 and December 31, 2013.

OUTDOOR ADVERTISING

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

June 30, 2014

(Unaudited)

9) EQUITY-BASED COMPENSATION

The Business awards Class B interests in Holdings to employees as incentive awards. Under the Holdings’ limited liability company agreement as amended and restated (the “Limited Liability Company Agreement”), the Class B members do not have the right to vote or grant consents with respect to any matters, and, upon the occurrence of certain events, Class B members may put their interests to Holdings and Holdings may call the Class B members’ interest. The Class B interests have an embedded put option and an embedded call option. The put option is triggered by one of the following events: death of the Class B member, termination of employment of the Class B member other than for cause (as defined), or failure to renew the employment contract of the Class B member (except under certain circumstances). Upon the occurrence of the put event, the Class B member (or the Class B interest holder if the interest had been transferred) has 90 days to cause Holdings to purchase all of his Class B interests. Under the Limited Liability Company Agreement, such obligations to Class B members can be satisfied by Holdings by issuing unsecured notes to the Class B members payable interest-only for ten years or, upon mutual agreement of Holdings and the member, instruments with alternative deferred payment terms. Based on the characteristics of the awards, including the repurchase features, they have been classified as a liability of the Business.

At June 30, 2014 and December 31, 2013, the Business had a liability for such awards of $4,109,580 and $1,958,042, respectively, included in other long term liabilities, representing the appreciation in value of 84,116 and 86,485, respectively, Class B interests in Holdings since their date of issuance. The increase in compensation expense of $2,124,393 and $465,369 for the six months ended June 30, 2014 and 2013, respectively, was recorded in selling, general and administrative expense for changes in the formula value of the Class B interests in Holdings held during the period.

Effective February 19, 2014, in connection with the termination of an employee of the Business who was also a Class B interest unitholder, 2,369 units held by such employee were repurchased at the formula value of $120,674 by Holdings and cancelled.

Effective May 28, 2013, in connection with the termination of an employee of the Non-Outdoor Businesses who was also a Class B interest unitholder, 4,032 units held by such employee were purchased at the formula value of $280,734 by two employees of the Business, who were also existing interest unitholders. The Business recognized a liability with respect to such units in the amount of their formula value.

10) MULTIEMPLOYER PENSION AND POSTRETIREMENT BENEFIT PLANS

The Business contributes to three multiemployer defined benefit pension plans under the terms of collective-bargaining agreements that cover its union-represented employees: National Electric Benefit Fund (“NEBF”), International Painters and Allied Trades Industry Pension Fund (“IUPAT”) and Sheet Metal Workers’ National Pension Fund (“NPF”). The other employers participating in these multiemployer plans are primarily in the painters, sheet metal working and electrical trade industries. The risks of participating in multiemployer plans are different from single-employer plans, as assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers and if a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers. Additionally, if the Business chooses to stop participating in some of its multiemployer plans it may be required to pay those plans a withdrawal liability based on the underfunded status of the plan. Management does not intend to take any such action that would subject the Business to such liability. Management has not received any communication of any changes in the three multiemployer defined benefit pension plans during the six months ended June 30, 2014 and 2013.

OUTDOOR ADVERTISING

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

June 30, 2014

(Unaudited)

Contributions to the NEBF plan were $126,630 and $98,848 for the six months ended June 30, 2014 and 2013, respectively.

Contributions to the IUPAT plan were $51,231 and $47,028 for the six months ended June 30, 2014 and 2013, respectively.

Contributions to the NPF plan were $155,578 and $198,059 for the six months ended June 30, 2014 and 2013, respectively.

11) RELATED-PARTY TRANSACTIONS

In the ordinary course of business, the Business enters into transactions with related parties to rent certain sign locations from entities that are controlled by affiliates. The Business also rents certain office space from an affiliate. Total related party rent expense was $710,584 and $626,028 for the six months ended June 30, 2014 and 2013, respectively. Additionally, the Business provides management services to related parties. Management fees earned from these related parties were immaterial for the periods presented.

Outdoor Advertising has an amount receivable from the Non-Outdoor Businesses on the condensed combined balance sheet of $2,052,846 at June 30, 2014 and December 31, 2013 for sign construction services provided by employees of the Business. No services were provided during the six months ended June 30, 2014 and 2013.

Historically, Communications provided services to and funded 100% of certain corporate expenses for all businesses, including the Non-Outdoor Businesses. These services relate to accounting and finance, human resources, information technology, facilities, and legal, among others. These condensed combined financial statements include the Outdoor Advertising share of corporate expenses which have been allocated to Outdoor Advertising on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of combined revenues or headcount. The allocated expenses are included in the condensed combined statement of operations in operating, selling, general and administrative, and depreciation and amortization expenses.

Management believes the assumptions underlying the condensed combined financial statements, including the assumptions regarding allocating expenses are reasonable.

The corporate allocations to the Business were $9.9 million and $9.0 million for the six months ending June 30, 2014 and 2013, respectively.

Intercompany transactions other than services provided in the normal course of business operations between Outdoor Advertising and Non-Outdoor Businesses are considered to be effectively settled for cash. The total net effect of the settlement of these intercompany transactions is reflected in the condensed combined statement of cash flows as a financing activity and in the condensed combined balance sheet as invested equity. The net change in invested equity of Outdoor Advertising for the six months ended June 30, 2014 and 2013 of $4,086,567 and ($614,286), respectively, primarily relate to cash pooling and general financing activities.

OUTDOOR ADVERTISING

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

June 30, 2014

(Unaudited)

12) COMMITMENTS AND CONTINGENCIES

Operating Leases and License Agreements

The Business is obligated under various operating lease agreements for office space, office equipment and automobiles, which expire at various dates through 2022. Rent expense under these leases amounted to $1,597,076 and $1,531,510 for the six months ended June 30, 2014 and 2013, respectively. Rent expense is recorded on a straight-line basis.

Additionally, the Business is obligated under operating leases and license agreements for certain sign locations. Such space is leased or licensed by the Business for advertising purposes under leases or licenses that expire at various dates. Rent expense under such leases and licenses is recorded on a straight-line basis and was $49,639,389 and $46,157,614 for the six months ended June 30, 2014 and 2013, respectively. Rent expense includes both guaranteed minimum payments and contingent rents based on advertising revenues from certain properties.

The Business has agreements with municipalities and public authorities which entitle it to operate advertising displays within their jurisdictions on the exteriors of benches, transit shelters, street kiosks, buses, transit overpasses and other structures. Under most of these franchise agreements, the franchisor is entitled to receive the greater of a percentage of the relevant revenues, net of agency fees, or a specified guaranteed minimum annual payment.

Commercial Rent Tax

On June 10, 2014, as part of an audit of the Business’s payment of New York City commercial rent tax, the City of New York (the “City”) presented the Business with preliminary workpapers indicating a proposed adjustment of approximately $9.6 million related to the Business’s commercial rent tax liability for the period from June 1, 2002 to May 31, 2013. The proposed adjustment amount includes proposed taxes, calculated based on commercial rent paid, as well as interest and penalties. Management strongly disagrees with the City’s preliminary calculations and supporting documentation and intends to vigorously defend its position. The Business submitted its response to the City on July 9, 2014.

Given the preliminary nature of this matter, management cannot yet determine an amount or range of potential liability, if any, that might result. Moreover, even if the Business owes additional commercial rent tax during the period, under applicable law, the Business may take a deduction from any taxes owed for subtenant rent received from its advertisers. If the Business elects to take such deduction, management believes that such deduction would offset the full amount of any taxes owed.

Litigation

The Business is subject to claims and litigation in the normal course of its business for which management does not believe the outcome will have a material adverse effect upon its financial position, results of operations or cash flows.

On April 13, 2011, the City of Los Angeles (“Los Angeles”), on behalf of itself and the People of the State of California initiated a lawsuit in the Superior Court of California against the Business and owners of certain properties on which the Business installed advertisements in Los Angeles. The suit alleged, among other things, that the Business violated certain state and local laws prohibiting such advertising signs. The suit sought

OUTDOOR ADVERTISING

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

June 30, 2014

(Unaudited)

injunctive relief and monetary relief relating to the installation and display of supergraphic advertisements by the Business at 15 locations in Los Angeles primarily during the period 2008 to 2010. The Business operated at these advertising locations during this period subject to a stipulation it entered into with Los Angeles in October 2008, which was approved by the United States District Court for the Central District of California. The Business voluntarily removed the signs in the program, including those advertisements that are covered by the suit, in May 2010, even though it believed that it had the right at that time to continue to operate them under the Court-approved stipulation.

The Business filed an Answer to Los Angeles’ claims, denying liability. In addition, on January 13, 2012, the Business filed cross-claims against Los Angeles, seeking injunctive relief and monetary damages arising from Los Angeles’ Ordinance banning off-site signs and modifications thereto and its disparate treatment of the Business under the Ordinance.

In June 2013, the Business and Los Angeles entered into a settlement agreement resolving their claims against one another whereby the Business paid $385,000 to Los Angeles. This amount has been included in operating expenses in the condensed combined statement of operations for the six months ended June 30, 2013. Thereafter, Los Angeles dismissed its claims against the Business with prejudice, and the Business dismissed its cross-claims against Los Angeles with prejudice.

13) SUBSEQUENT EVENTS

Effective July 20, 2014, Holdings entered into an agreement to sell its right, title and interest in and all of the membership interests of the Business to CBS Outdoor Americas Inc. and CBS Outdoor LLC for $690 million. Prior to the closing of this transaction, the Business will spin-off by way of distribution, or otherwise, the assets of the Business that do not primarily relate to the outdoor media and advertising business of Communications, including assets that relate to the general administrative and operational functions of the Business.

Management has evaluated all other events and transactions that occurred after June 30, 2014 through September 12, 2014, the date the condensed combined financial statements were available to be issued, and has determined that all material subsequent events or transactions that would require disclosure have been included in the condensed combined financial statements.

Outdoor Advertising

Combined Balance Sheet

December 31, 2013

Assets
Current assets
Cash and cash equivalents	$5,520,671
Restricted cash	197,754
Accounts receivable, net of an allowance for doubtful accounts of $516,914	49,241,450
Prepaid expenses and other current assets	5,224,122

Total current assets	60,183,997
Property, plant and equipment, net	33,317,335
Intangibles, net	56,704,703
Goodwill	2,530,989
Investments in investee companies	730,365
Deferred financing costs, net	4,328,574
Due from affiliate	2,052,846
Deferred tax asset	2,349,359
Security deposits and other assets	5,706,453

Total assets	$167,904,621

Liabilities and (Deficit)
Current liabilities
Accounts payable	$8,557,649
Accrued expenses	21,471,231
Deferred revenue	2,863,999
Short-term debt and notes payable	5,110,140

Total current liabilities	38,003,019
Long-term debt	220,237,269
Other long-term debt	1,568,991
Other long-term liabilities	3,330,002
Deferred rent	10,023,232

Total liabilities	273,162,513

(Deficit)
Invested equity	(105,257,892)

Total (deficit)	(105,257,892)

Total liabilities and (deficit)	$167,904,621

The accompanying notes are an integral part of these combined financial statements.

Outdoor Advertising

Combined Statement of Operations

Year Ended December 31, 2013

Revenues
Net revenues	$206,343,121
Expenses
Operating	136,865,696
Selling, general and administrative	37,196,966
Loss on sales of property	109,344
Depreciation and amortization	18,231,325

Total expenses	192,403,331

Income from operations	13,939,790
Other income (expense)
Interest expense, net	(19,764,046)
Equity in income of investee companies, net	2,237,457
Gain on step acquisition of joint venture interest	312,958
Other income, net	147,242

Loss before income taxes	(3,126,599)
Income tax benefit	190,454

Net loss	$(2,936,145)

The accompanying notes are an integral part of these combined financial statements.

Outdoor Advertising

Combined Statement of (Deficit)

Year Ended December 31, 2013

Balance at January 1, 2013	$(94,678,885)
Net loss	(2,936,145)
Distribution to Holdings	(3,343,670)
Net change in invested equity	(4,299,192)

Balance at December 31, 2013	$(105,257,892)

The accompanying notes are an integral part of these combined financial statements.

Outdoor Advertising

Combined Statement of Cash Flows

Year Ended December 31, 2013

Cash flows from operating activities
Net loss	$(2,936,145)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	18,231,325
Amortization and write off of deferred financing costs	1,559,974
Provision for doubtful accounts	1,706,399
Change in value of equity-based compensation	(861,347)
Equity in income of investee companies, net	(2,237,457)
Distributions received from investee companies	2,212,741
Equity interest received through services rendered	(625,000)
Gain on step acquisition of joint venture interest	(312,958)
Loss on sales of property	109,344
Change in fair value of interest rate swap	(372,854)
Change in deferred income taxes	(190,454)
Changes in operating assets and liabilities
Decrease in accounts receivable	9,288,009
Decrease in prepaid expense and other current assets	548,435
Increase in security deposits and other assets	(1,586,720)
Increase in accounts payable	1,056,237
Decrease in accrued expenses	(5,853,275)
Increase in deferred revenue	530,936
Increase in deferred rent	81,777
Increase in other long-term liabilities	570,204

Net cash provided by operating activities	20,919,171

Cash flows from investing activities
Acquisition of CityLites USA, LLC assets	(9,044,873)
Acquisition of ownership interests in joint ventures	(300,000)
Adjustment to Fuel purchase price	1,018,466
Additions to property, plant and equipment	(7,902,380)
Acquisition of public pay telephone business	(2,100,000)
Proceeds from disposal of property, plant and equipment	3,000
Change in restricted cash	1,076,086
Return of investments from investee companies	2,873,991
Contributions to investee companies	(1,667,853)

Net cash used in investing activities	(16,043,563)

Cash flows from financing activities
Repayment of debt	(12,146,549)
Proceeds from credit facilities and other borrowings	14,000,000
Deferred financing costs paid	(373,041)
Distribution to Holdings	(3,343,670)
Net change in invested equity	(4,431,828)

Net cash used in financing activities	(6,295,088)

Net decrease in cash and cash equivalents	(1,419,480)
Cash and cash equivalents
Beginning of year	6,940,151

End of year	$5,520,671

Supplemental data
Cash paid during the year for interest	$18,447,609
Noncash investing and financing activities
Contingent obligation from acquisition	$529,130
Additions to property, plant & equipment included in accounts payable	$113,955

The accompanying notes are an integral part of these combined financial statements.

Outdoor Advertising

Notes to Combined Financial Statements

December 31, 2013

1. Description of Business

The Outdoor Advertising business (“Outdoor Advertising” or “the Business”) represents the outdoor media and advertising business of Van Wagner Communications, LLC (“Communications”), a wholly owned subsidiary and the only operating asset of Van Wagner Twelve Holdings, LLC (“Holdings”). The Business develops, markets, and maintains sign structures, wall signs, telephone kiosks, bus wraps and other media types and structures for the purposes of advertising throughout the United States of America (“U.S.”).

2. Basis of Presentation

These combined financial statements were prepared on a stand-alone basis derived from the consolidated financial statements and accounting records of Communications. These statements reflect the combined historical results of operations, financial position and cash flows of Outdoor Advertising in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). For ease of reference, these combined financial statements are referred to as those of Outdoor Advertising.

For the period presented, the entities that are part of Outdoor Advertising were each separate direct or indirect wholly owned subsidiaries of Communications. These financial statements are presented as if such businesses had been combined for the period presented. All intercompany transactions and accounts within Outdoor Advertising have been eliminated. The assets and liabilities in the combined financial statements have been reflected on a historical cost basis. The combined statement of operations includes allocations for certain support functions that are provided on a centralized basis by Communications currently for all of the businesses, including those not included in these financial statements (collectively, the “Non-Outdoor Businesses”). These include expenses not recorded at the business unit level, such as expenses related to finance, human resources, information technology, facilities, and legal, among others. These expenses have been allocated to Outdoor Advertising on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of combined revenues and headcount. In addition, the Outdoor Advertising income tax provision and related tax accounts are presented as if these amounts were calculated on a separate tax return basis. Management believes the assumptions underlying the combined financial statements, including the assumptions regarding allocating the general corporate expenses between Outdoor Advertising and the Non-Outdoor Businesses, are reasonable. Nevertheless, the combined financial statements may not include all of the actual expenses that would have been incurred by Outdoor Advertising and may not reflect the combined results of operations, financial position and cash flows had the Business been a stand-alone entity during the period presented. Actual costs that would have been incurred if Outdoor Advertising had been a stand-alone entity would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure.

Cash for most of Communications’ businesses is currently managed centrally under cash pooling arrangements. Pursuant to these arrangements, most of the cash received by the Non-Outdoor Businesses is deposited directly with Outdoor Advertising and any daily cash flow needs of the Non-Outdoor Businesses are funded by Outdoor Advertising. Therefore, this cash is included in these combined financial statements. Where entities do not participate in the cash pooling arrangements, they maintain separate bank accounts for receipts and disbursements.

Similarly, most of Communications’ current external borrowing requirements are met through a Senior Secured Credit Facility (See Note 11). Borrowings under this facility are used to fund the entire portfolio of businesses of Communications. All of such debt and related interest expense has been attributed to and presented in the combined financial statements of Outdoor Advertising, as Outdoor Advertising is the primary obligor of the debt.

Outdoor Advertising

Notes to Combined Financial Statements—(Continued)

December 31, 2013

3. Summary of Significant Accounting Policies

Use of Estimates

The preparation of combined financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Generally, matters subject to estimation and judgment include the valuation of assets and liabilities acquired in business combinations and asset acquisitions, allowance for doubtful accounts, asset impairments, useful lives of intangible and fixed assets, deferred tax asset valuation allowances and asset retirement obligations. Actual results could differ from those estimates.

Revenue Recognition

Revenues are generated from advertising contracts with advertising agencies and international, national and local advertisers located throughout the U.S. Revenue under advertising contracts is recognized over the period in which an advertisement is placed. For space provided to advertisers through the use of an advertising agency whose commission is calculated based on a stated percentage of gross billing revenues, revenues are reported net of agency commissions. Contract billings and cash received in advance of advertising revenue recognition are reflected as deferred revenue. Other revenues consist primarily of sign installation revenue and printing revenue, which are recognized when earned.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and money market accounts. The Business considers all highly liquid debt instruments having maturities of three months or less at the time of purchase to be cash equivalents.

Restricted cash represents deposits maintained with financial institutions for certain letters of credit that the withdrawal or use of which is restricted under the terms of the agreements.

Accounts Receivable

Receivables consist primarily of trade receivables from customers, net of advertising agency commissions, and are stated net of an allowance for doubtful accounts. The Business performs credit evaluations of its customers and, generally, does not require collateral. Past due accounts are monitored for collection and an allowance for doubtful accounts is established for the estimated losses to be sustained from the collection effort, factoring into account the historical bad debt experience, the aging of accounts receivable, industry trends and economic indicators, as well as recent payment history for specific customers. Accounts receivable are written-off when the account is deemed uncollectible and subsequent recoveries are credited to the allowance when received. The gross accounts receivable allowance at December 31, 2013, is $1,614,785, of which $1,097,871 is included in “Security deposits and other assets” with the related long-term receivables.

Outdoor Advertising

Notes to Combined Financial Statements—(Continued)

December 31, 2013

Property, Plant and Equipment

Property, plant and equipment are carried at cost. Property, plant and equipment is depreciated and amortized, as applicable, using the straight-line method over the expected useful lives of the underlying assets. The estimated useful lives are as follows:

Leasehold improvements	Shorter of 15 years or life of lease
Outdoor and indoor equipment	Shorter of 15 years or life of lease
Other fixtures and equipment	5 – 7 years
Vehicles	5 years

Repairs and maintenance costs are expensed as incurred, while major renewals and betterments, which significantly extend the useful lives of existing property, plant and equipment, are capitalized and depreciated. Upon retirement or disposition of property, plant and equipment, the cost and related accumulated depreciation are removed from the accounts and any gain or loss recorded in income from operations.

The Business has an obligation under certain of its lease agreements to dismantle and remove its billboard structures and/or to restore the leased premises to their original condition upon the termination or nonrenewal of such agreements. The Business capitalizes the present value of these obligations as part of the cost of the related equipment or leasehold improvements and recognizes a corresponding asset retirement obligation. The obligation is accreted to the amounts expected to be paid through a charge to operating expenses.

Intangible Assets

Intangible assets primarily consist of customer contracts, leased location contracts, customer relationships, noncompete agreements, leasehold rights and advertising rights. The cost of these intangible assets, other than customer relationships and customer contracts, is amortized on a straight-line basis over the estimated period of economic benefit.

Customer relationships and customer contracts are amortized over their useful lives (three to fifteen years) on a basis consistent with the expected cash flows to be generated from these assets. Noncompete agreements are amortized over periods of three to five years based on contractual terms. Leased location contracts and leasehold rights are amortized over periods ranging from three years to the remaining life of the lease. Advertising rights are amortized from four to fifteen years. Amortizable lives are adjusted whenever there is a change in the estimated period of economic benefit.

Long-Lived Assets

The Business reviews its long-lived assets, except for goodwill, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected cash flows, undiscounted and without interest, is less than the carrying amount of the asset, an impairment loss is recognized to the extent the carrying amount of the asset exceeds its fair value.

Goodwill is recorded for the excess purchase price over the fair value of net tangible and identifiable intangible assets acquired in a business combination. The Business evaluates the recoverability of its goodwill annually (at year end) and more frequently whenever events or changes in circumstances indicate that the asset may be impaired. In assessing goodwill for impairment, the Business has the option to perform a qualitative or quantitative assessment. Under the qualitative assessment, the Business considers the totality of events and

Outdoor Advertising

Notes to Combined Financial Statements—(Continued)

December 31, 2013

circumstances affecting a reporting unit in order to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount, including goodwill. The Business determines the fair value of its reporting units based on the present value of estimated future cash flows over a discrete projection period plus the residual value of the business at the end of the projection period. Management projects cash flows using estimated growth rates, operating margins and capital expenditures that are based on the Business’s internal forecasts of future performance, as well as historical trends, taking into consideration industry and market conditions. The discount rate used is based on the Business’s calculated weighted average cost of capital. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. In the second step, the implied fair value of the reporting unit’s goodwill is determined and compared to the carrying amount of that goodwill. An impairment loss is recognized to the extent the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill.

Investments in Investee Companies

Investments in businesses where the Business does not have control, but in which it exercises significant influence, are accounted for using the equity method. The Business reflects its net investments in joint ventures under the caption “Investments in investee companies”. Under the equity method of accounting, original investments are recorded at cost and are adjusted for the Business’s share of earnings or losses of the joint venture and for distributions received and contributions made. Equity in the earnings or losses of the joint ventures is recognized according to the percentage ownership in each joint venture. Distributions received from joint ventures that represent a return on investment are classified as cash flows from operating activities. Distributions that represent a return of the investment are classified as cash flows from investing activities and included in other income, net.

Investments of 20% or less, over which the Business has no significant influence, are accounted for under the cost method. These cost method investments are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount may not be recoverable. At December 31, 2013, the Business had $890,000 of cost investments that are included in “Security deposits and other assets” on the combined balance sheet.

Deferred Financing Costs

Costs associated with the issuance of debt are initially deferred and subsequently expensed, under the effective interest method, over the term of the related debt. These expenses are included in interest expense in the combined statement of operations.

Interest Rate Swap Agreements

The Business enters into interest rate swap agreements to manage the risks associated with its variable rate debt. Interest rate swap agreements are recorded at fair value and included in assets or liabilities, as appropriate. Changes in fair value at each balance sheet date and upon maturity are recorded in interest expense.

Equity-Based Compensation

The Business recognizes compensation expense for Class B interests in Holdings that are issued to employees of the Business (the “awards”), which vest immediately upon issuance. The Business has elected to measure awards using the intrinsic value method based on the formula value defined in Holding’s limited

Outdoor Advertising

Notes to Combined Financial Statements—(Continued)

December 31, 2013

liability company agreement as amended and restated (the “Limited Liability Company Agreement”). Due to the nature of the awards, they are classified as a liability and the Business recognizes compensation expense (benefit), as applicable, for changes in the then-current formula value and amounts paid in excess of the then-current formula value to repurchase employees’ equity interests.

Income Taxes

Income taxes as presented are calculated on a separate return basis and may not be reflective of the results that would have occurred if tax returns were filed on a stand-alone basis.

The Business consists of limited liability companies (“LLCs”) and C corporations. The LLCs have elected to be treated as partnerships for federal and state income tax reporting purposes; accordingly, income and losses pass through to Communications’ member for income tax reporting purposes at the Holdings level. The Business is included in the New York City unincorporated business tax (“UBT”) filing of Holdings and recognizes UBT as if it filed on a separate return basis. The Business’s C corporations are subject to federal, state and local income taxes.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those differences and operating loss and tax credit carryforwards are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. The Business records a valuation allowance against particular deferred income tax assets if it is more likely than not that those assets will not be realized. The provision for income taxes comprises the Business’s current tax liability and change in deferred income tax assets and liabilities.

Auditing Standards Codification 740 requires that all entities account for their uncertain tax positions using a prescribed recognition threshold and related measurement model. The Business recognizes the effect of income tax positions only if sustaining those positions is more likely than not. Taxable years 2010 through 2012 remain subject to examination.

Billboard Property Leases

The Business’ billboards are primarily located on leased real property. Lease agreements are negotiated for varying terms ranging from one month to multiple years. Lease terms vary considerably, but typically consist of fixed payments, contingent rents based on the revenues the Business generates from the leased site or a combination of the two. The fixed component of lease costs is expensed on a straight line basis over the contract term, and contingent rent is expensed as it becomes probable, which is consistent with when the related revenues are recognized.

Concentration of Credit Risk

Financial instruments that subject the Business to credit risk are cash and cash equivalents and accounts receivable. The Business’s cash and cash equivalent balances were held primarily in bank deposit and money market accounts at two major money center banks. With respect to accounts receivable, approximately 88% of accounts receivable at December 31, 2013 were due from various advertising agencies. One advertising agency accounted for approximately 23% of the Business’s net revenues in 2013 and 24% of accounts receivable balance

Outdoor Advertising

Notes to Combined Financial Statements—(Continued)

December 31, 2013

at December 31, 2013. No other individual advertising agency or customer comprised more than 10% of the Business’s net revenues for the year presented.

Recently Issued Accounting Standards

In May 2014, the Financial Accounting Standards Board issued Accounting Standard Update 2014-09 Revenue from Contracts with Customers (the “Standard”). Under the Standard, all companies are required to use a new five-step model to recognize revenue from customer contracts. The Standard is effective for the Business for annual reporting periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. The Business may elect to apply this Standard earlier if certain criteria are met. The Business is in the process of evaluating the impact this Standard will have on its combined financial statements.

4. Business Combinations

The Business accounts for acquired businesses using the acquisition method of accounting, which requires that the assets acquired and liabilities assumed be recorded at the date of acquisition at their respective fair values. Any excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Acquisition-related expenses and restructuring costs are recognized separately from the business combinations and are expensed as incurred. In a business combination achieved in stages, the Business remeasures its previously-held equity interest in the acquiree at its acquisition date fair value and recognizes the resulting gain or loss, if any, in earnings when control is obtained.

Acquisition of CityLites

On October 1, 2013, the Business purchased substantially all of the assets of CityLites USA, LLC (“CityLites”). CityLites owns, leases, markets and sells advertising signage and displays in and around the Minneapolis metropolitan area. This acquisition significantly expanded the Business’s outdoor media advertising business in the Minneapolis market.

The Business purchased assets and assumed liabilities from CityLites for $9,204,356, of which $9,000,000 was paid at closing with the remainder payable to CityLites upon the settlement of various working capital items outstanding at the acquisition date. As of December 31, 2013, $159,483 remains to be paid as a part of the final settlement of working capital. The Business recognized $50,761 of expense related to this transaction for the year ended December 31, 2013.

The following table summarizes the estimated fair value determined by internal studies and an independent third party appraisal of the assets acquired and liabilities assumed at the acquisition date:

Current assets	$395,725
Property, plant and equipment	557,000
Intangibles	8,281,000
Goodwill	137,000

Total assets	9,370,725

Current liabilities	166,369

Total liabilities	166,369

Net assets acquired	$9,204,356

Outdoor Advertising

Notes to Combined Financial Statements—(Continued)

December 31, 2013

The purchase price allocation resulted in the recognition of $137,000 in goodwill and $8,281,000 of amortizable intangible assets with no residual value, including $8,171,000 of advertising properties and rights, $70,000 of trade names and $40,000 of noncompete agreements. The amounts assigned to advertising properties and rights, trade names and noncompete agreements are amortized over the life of the leases, contracts or agreements. The weighted average life over which these acquired intangibles will be amortized is approximately six years. Goodwill recognized from the acquisition relates to synergies and expected contributions of CityLites related to geographic expansion and is deductible for income tax purposes.

Acquisition of interest from Mediavision, Incorporated (“Mediavision”)

On September 30, 2013, the Business paid Mediavision, its joint venture partner in Boston Outdoor Ventures, LLC (“BOV”), cash and non cash consideration of $361,160 for the remaining 50% of two classes of member interests in BOV, resulting in the transfer of the assets associated with these member interests to the Business. As a result of this transaction, BOV no longer has an interest in these assets. The transaction was accounted for as a step acquisition and the 50% interests previously held by the Business were re-measured to fair value of $361,160 at the acquisition date, resulting in a gain of $312,958. The Business considers the purchase price an indication of fair value of the 50% interest at the acquisition date as it is a negotiated amount, derived from the cash flows of the assets acquired. The estimated fair value of the assets acquired was $722,320, determined by management’s internal studies The purchase price allocation resulted in the recognition of $625,917 of amortizable intangible assets with no residual value. These intangible assets relate entirely to advertising properties and rights and are amortized over the life of the underlying leases. The weighted average life over which these acquired intangibles will be amortized is approximately 17 years.

Acquisition of New York City PPTs

On March 22, 2013, the Business acquired, from a telephone services provider, approximately 550 public pay telephones (“PPTs”), located in New York City, and related enclosures, permits and other contractual rights to operate the PPTs. The purchase price for acquiring the assets consisted of $2,100,000 in cash and contingent future payments with an acquisition date fair value of $529,130. Estimated contingent payments of up to approximately $1,100,000 commence in 2015. The payments, if any, are subject to whether the existing franchise agreement between New York City and the Business is extended, either on a permanent or temporary basis, beyond the current October 2014 expiration date. This transaction was accounted for as a business combination; accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values, as determined by management.

The purchase price allocation resulted in the recognition of $697,000 in property, plant and equipment and $1,932,130 of amortizable intangible assets with no residual value, comprised entirely of permits and contractual rights that will be amortized over approximately two years.

Acquisition of Fuel

On November 15, 2012, the Business purchased all of the issued and outstanding membership interests of Fuel Outdoor Holdings, LLC (“Fuel”). Fuel provides outdoor advertising space on billboards, wallscapes and other advertising displays in major metropolitan U.S. markets, including New York, Miami, Chicago, Dallas, San Francisco and Philadelphia. Fuel markets its locations to major national and local advertisers primarily through advertising agencies. This acquisition expanded the Business’s outdoor media advertising business in existing and new domestic markets.

Outdoor Advertising

Notes to Combined Financial Statements—(Continued)

December 31, 2013

The Business purchased all of the membership interests of Fuel for cash of $40,500,432, net of cash acquired of $1,943,833. The purchase price for the Fuel acquisition was subject to settlement of post-closing adjustments. In 2013, the Business entered into a settlement agreement with the previous owners of Fuel whereby the previous owners repaid the Business $1,018,466 of the initial cash purchase price as full settlement of the post-closing adjustments and the remaining payable to the seller outstanding of $28,760.

The following table summarizes the revised fair value of the assets acquired and liabilities assumed at the acquisition date:

Restricted cash	$1,273,266
Accounts receivable	7,233,176
Other current assets	697,042
Property, plant and equipment	4,827,370
Intangibles	32,368,876
Other assets	342,650

Total assets	46,742,380

Current liabilities	6,759,712
Debt	529,462

Total liabilities	7,289,174

Net assets acquired	$39,453,206

The final purchase price allocation resulted in the recognition of $32,368,876 of amortizable intangible assets with no residual value, including $31,318,876 of advertising properties and rights, $610,000 of customer contracts, $330,000 of trade names and $110,000 of noncompete agreements. These amounts assigned to advertising properties and rights, customer contracts, trade names and noncompete agreements are amortized over the life of the leases, contracts or agreements. The weighted average life over which these acquired intangibles will be amortized is approximately 11 years.

5. Property, Plant and Equipment

Property, plant and equipment at December 31, 2013 consist of the following:

Land	$976,613
Leasehold Improvements	10,392,484
Outdoor and indoor equipment	66,831,130
Office fixtures and equipment	7,747,642
Vehicles	3,007,727

88,955,596

Less: Accumulated depreciation	55,638,261

$33,317,335

Depreciation expense relating to property, plant and equipment amounted to $8,037,477 for the year ended December 31, 2013.

Outdoor Advertising

Notes to Combined Financial Statements—(Continued)

December 31, 2013

In 2013, the Business, in various transactions, sold certain property that had a cost of $891,097 and accumulated depreciation of $778,753 and realized an aggregate loss on sales of $109,344.

6. Intangible Assets and Goodwill

Intangible assets, other than goodwill, at December 31, 2013 consist of the following:

Gross carrying amount
Customer contracts	$2,474,080
Leased location contracts	64,817,011
Customer relationships	1,957,581
Noncompete agreements	2,575,610
Leasehold rights	15,517,747
Kiosk advertising and permit rights	7,705,341
Other	200,000

95,247,370

Accumulated amortization
Customer contracts	2,209,099
Leased location contracts	18,762,034
Customer relationships	1,957,579
Noncompete agreements	2,524,300
Leasehold rights	7,058,980
Kiosk advertising and permit rights	5,985,353
Other	45,322

38,542,667

Total intangibles, net	$56,704,703

Amortization expense relating to intangible assets amounted to $10,193,848 for the year ended December 31, 2013.

Estimated amortization expense for the next five years ending December 31 is as follows:

Years Ending December 31,
2014	$10,204,866
2015	7,875,753
2016	7,402,287
2017	6,758,442
2018	5,593,584

The change in the carrying amount of goodwill for the year ended December 31, 2013 is as follows:

Balance, January 1, 2013	$2,393,989
Goodwill acquired during the period	137,000

Balance, December 31, 2013	$2,530,989

Outdoor Advertising

Notes to Combined Financial Statements—(Continued)

December 31, 2013

The Business performed qualitative assessments for the goodwill acquired during the year. Based on the qualitative assessments, considering the aggregation of the relevant factors, the Business concluded that it is not more likely than not that the fair values of the reporting unit is less that its respective carrying amounts. Therefore, performing the quantitative impairment test was unnecessary.

The Business performed the two-step quantitative goodwill impairment test for goodwill acquired prior to 2013. Based on the annual impairment test, the estimated fair value exceeded the carrying value of the reporting unit in excess of 20% and therefore the second step of the impairment test was unnecessary.

7. Investments in Investee Companies

The Business is party to several joint ventures accounted for under the equity method, as the business has significant influence but not control, as of and for the year ended December 31, 2013 as follows:

	Investment in	Equity in Income, net
729 Seventh Sign, LLC (a)	$—	$195,489
Van Wagner/Capital, LLC (b)	—	313,542
932 Southern Boulevard, LLC (c)	104,158	30,165
Take Two Outdoor Media, LLC (d)	45,671	879,700
Boston Outdoor Ventures, LLC (e)	575,800	821,115

Other Investments, net	4,736	(2,554)

	$730,365	$2,237,457

a.	In February 1998, the Business and 729 Sign Company (“Sign Company”) organized a limited liability company, 729 Seventh Sign, LLC (“729 Sign”), to construct and operate an outdoor sign on Seventh Avenue in New York City. 729 Sign has one class of members’ capital and two members. Initial contributions to 729 Sign were made 85% by Sign Company and 15% by the Business. Profit and losses and excess cash flows are distributed in accordance with the Members Operating Agreement. For the year ended December 31, 2013 the allocable amount of excess cash flows was 65% to Sign Company and 35% to the Business. No member is liable for any debts of 729 Sign or required to contribute any additional capital related to deficits incurred. The Business recognized distributions of $161,741 in excess of its investment in 729 Sign as other income in the combined statement of operations.
b.	In August 2000, the Business and two individuals organized a limited liability company, Van Wagner/Capital, LLC, to construct, install, maintain, operate and market advertising signs. The Business’s equity interest in Van Wagner/Capital, LLC as of December 31, 2013 was 50%. No member is liable for any debts of the joint venture or required to contribute any additional capital related to deficits incurred. The Business recognized distributions of $28,756 in excess of its investment in Van Wagner/Capital, LLC as other income in the combined statement of operations.
c.	In January 2001, the Business and affiliates of Sign Up USA, Inc. organized a limited liability company, 932 Southern Boulevard, LLC, to construct, install, operate and market advertising signs. The Business’s equity interest in 932 Southern Boulevard, LLC as of December 31, 2013 was 50%. No member is liable for any debts of the joint venture or required to contribute any additional capital related to deficits incurred.
d.

In September 2005, the Business and American Sign Company, LLC organized a limited liability company, Take Two Outdoor Media, LLC (“Take Two”), to construct, install, operate and market advertising signs. Take Two has one class of members’ capital and two members. The Business’s equity interest in Take Two as of December 31, 2013 was 50%. Profits and losses are shared by all members based on their respective

Outdoor Advertising

Notes to Combined Financial Statements—(Continued)

December 31, 2013

percentage of ownership interests. No member is liable for any debts of the joint venture or required to contribute any additional capital related to deficits incurred.
e.	In June 2007, the Business and Mediavision organized a limited liability company, BOV, to construct, install, operate and market advertising signs in the Boston, Massachusetts metropolitan area. BOV has multiple classes of members’ ownership interests. The two members own 50% of the equity within each class. Each class represents the Business’s ownership in a different class of assets, as defined in the BOV limited liability company agreement. No member is liable for any debts of the joint venture or required to contribute any additional capital related to deficits incurred.

At any time following the five-year anniversary of the installation of a sign structure underlying a class of assets, Mediavision has put rights to require the Business to purchase such interests based on a multiple of cash flows derived from the class of assets underlying these interests. Such rights may not be exercised if there are less than fifteen years remaining on the term of any lease agreement relating to the class of assets and under various other conditions. In addition, following such five-year anniversary referred to above, the Business has call rights to purchase such interests, also based on a multiple of cash flows derived from the class of assets underlying these interests.

Summarized balance sheet and statement of operations information of the joint ventures as of and for the year ended December 31, 2013 accounted for under the equity method, are as follows:

Combined balance sheet
Assets
Current assets	$1,056,600
Property, plant and equipment, net	769,266
Other assets	422,876

Total assets	$2,248,742

Liabilities and joint ventures’ equity
Current liabilities	$1,547,593
Other long-term liabilities	1,168,155

Total liabilities	2,715,748

Joint ventures’ (deficit) equity	(467,006)

Total liabilities and joint ventures’ (deficit) equity	$2,248,742

Combined statement of operations
Net revenues	$8,556,537

Costs and expenses
Selling and operating expenses	2,685,070
General and administrative	674,196
Depreciation and amortization	131,128

Total expenses	3,490,394

Net income	$5,066,143

Outdoor Advertising

Notes to Combined Financial Statements—(Continued)

December 31, 2013

8. Accrued Expenses

Accrued expenses at December 31, 2013 consist of the following:

Compensation and employee related benefits	$1,172,922
License and lease payments	15,387,132
Taxes payable	1,087,213
Professional fees	1,071,285
Other	2,752,679

$21,471,231

9. Asset Retirement Obligations

The Business’s asset retirement obligations include the costs associated with the removal of its structures, if applicable, principally related to the Business’s outdoor advertising installations. The following table reflects information related to the asset retirement obligations:

Balance at January 1, 2013	$1,223,943
Additions to asset retirement obligations	30,187
Accretion expense	76,185
Liabilities settled	(353,187)

Balance at December 31, 2013	$977,128

10. Income Taxes

The Business has deferred income tax benefit of $190,454 in 2013.

Deferred income tax balances at December 31, 2013 are as follows:

Deferred tax assets
Net operating loss carryforwards	$1,477,105
Temporary differences	911,133

Deferred tax assets	2,388,238
Deferred tax liabilities
Deferred tax liabilities—temporary differences	(38,879)

Deferred tax assets, net	$2,349,359

Deferred tax assets primarily relate to basis differences on property, plant and equipment, deferred rent, and net operating loss (“NOL”) carryforwards generated by the Business for the New York City UBT. The total amount of NOL carryforwards related to UBT at December 31, 2013 is approximately $31,000,000, which expire between 2024 and 2033. The deferred tax liability primarily relates to basis differences in intangible assets.

Outdoor Advertising

Notes to Combined Financial Statements—(Continued)

December 31, 2013

11. Debt

Senior Secured Credit Facility Dated August 3, 2012

During 2012, the Business entered into a $250,000,000 Credit Agreement (the “Senior Secured Credit Facility”) to refinance outstanding debt under the prior facility, fund distributions to Holdings to redeem outstanding indebtedness of Holdings, fund acquisitions and provide working capital. The Senior Secured Credit Facility is guaranteed by Holdings and all of its direct and indirect subsidiaries and is collateralized by existing and after-acquired personal property and real property of Communications, including Holdings’ interest in Communications and Communications’ interests in its subsidiaries, which includes the Business.

The Senior Secured Credit Facility was comprised of the following facilities: a $225,000,000 Term Loan (“Term B Loan”) and a $25,000,000 Revolving Credit Facility (“Revolver”). The Term B Loan and the Revolver are collectively referred to as “Senior Secured Debt”. The Revolver contains a separate sublimit of $10,000,000 for letters of credits. Any outstanding letters of credit reduce, on a dollar-for-dollar basis, the amount of borrowing capacity under the Revolver. The Term B Loan has a final maturity date of August 3, 2018 and the Revolver commitments expire on August 3, 2017.

On August 6, 2013, the Business amended the Senior Secured Credit Facility principally to provide for a new tranche of term loans which replaced all prior term loans and included new term loans in a principal amount of $5,000,000; increase the letter of credit sublimit to $12,500,000; and reduce the interest rates on the facility. In connection with the amendment, the Business recognized expenses of $631,068. Following the amendment, the Business had outstanding aggregate term loan borrowings of $227,750,000, the entire balance of which will hereinafter be referred to as the Term B Loan. The maturity dates for the credit facility were not amended.

As of December 31, 2013, there was $2,000,000 in borrowings outstanding under the Revolver and $5,959,788 in letters of credit outstanding. The letters of credit are generally used in lieu of security deposits for municipal authorities and landlords under license and lease agreements.

As of December 31, 2013, the long-term debt outstanding balance is as follows:

Term B Loan principal balance	$225,472,500
Less: Unamortized discount	(2,680,231)

222,792,269
Less: Current portion	(4,555,000)

218,237,269
Revolver	2,000,000

Total long-term debt	$220,237,269

As of December 31, 2013, the Term B Loan required quarterly principal payments of $1,138,750, commencing March 31, 2014, with the remaining balance due on August 3, 2018. The Senior Secured Credit Facility also provides for a mandatory excess cash flow payment equal to 0%, 25%, 50% or 75% of annual excess cash flow, as defined, with the exact percentage dependent on leverage ratios. Any payments are to be made in the year following that for which the excess cash flow payment is calculated and applied to remaining installments of the principal balance of the Term B Loan, in order of maturity. The Business determined that an excess cash flow payment of $1,445,830 was due for the year ended December 31, 2013. The Business paid this amount in April 2014. This amount is included in short-term debt as of December 31, 2013.

Outdoor Advertising

Notes to Combined Financial Statements—(Continued)

December 31, 2013

At December 31, 2013, the Term B Loan and Revolver mature as follows:

2014	$4,555,000
2015	4,555,000
2016	4,555,000
2017	4,555,000
2018	209,252,500

$227,472,500

Interest payments on the various tranches of the facility are payable quarterly or at the end of the LIBOR period, as applicable, at the Business’s option, at either (i) LIBOR plus an applicable margin or (ii) a Base Rate, as defined, plus an applicable margin, provided, however, that both the LIBOR rate and Base Rate shall be subject to floors of 1.25% and 2.25%, respectively. The Base Rate is defined as the greater of a) the Prime Rate; b) the Federal Funds Rate plus 0.50%; and c) a Eurodollar based rate. The applicable margin for the Revolver shall be adjusted prospectively on a quarterly basis as determined by Communications’ consolidated leverage ratio, as defined in the credit facility agreement. On December 31, 2013, the blended average interest rate for borrowings under the Senior Secured Credit Facility (before the impact of the swap agreement) was 6.25%. The Business was required to enter into interest rate protection agreements covering a notional amount of not less than 50% of the Term B loans for at least two years from August 3, 2012.

The Senior Secured Credit Facility contains covenants that require Communications to maintain a Consolidated Senior Leverage Ratio, as defined, at or below 6.5x and restrict the ability of Communications to borrow additional amounts if such borrowings would cause the Consolidated Senior Leverage ratio to exceed that level or cause the Consolidated Total Leverage Ratio, as defined, to exceed 6.75x. At December 31, 2013, Communications Consolidated Senior Leverage Ratio was 5.75x and Consolidated Total Leverage Ratio was 5.86x. In addition, there are covenants that restrict, among other things, the ability of the Business to dispose of assets, create liens, make investments, and pay dividends or make other restricted payments. Communications was in compliance with its financial covenants at December 31, 2013.

Interest Rate Swap Agreements

The Business uses variable rate debt to finance its operations. The debt obligations expose the Business to variability in interest payments due to changes in interest rates. The Business believes that it is prudent to limit the variability of its interest payments. To meet this objective, the Business has in the past entered into interest rate swap agreements to manage fluctuations in cash flows resulting from interest rate risk. These swap agreements converted a portion of variable-rate cash flow exposure on the debt obligations to fixed cash flows.

By using derivative financial instruments to hedge exposures to changes in interest rates, the Business exposes itself to credit risk and market risk. Credit risk is the failure of the counterparty to perform under the terms of the interest rate swap agreement. Market risk is the adverse effect on the value of a financial instrument that results from a change in interest rates. The market risk associated with the interest rate swap agreement is managed by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken.

The Business assesses interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposure that may adversely impact expected future cash flows and by evaluating hedging opportunities.

Outdoor Advertising

Notes to Combined Financial Statements—(Continued)

December 31, 2013

During 2012, the Business entered into a new interest rate swap agreement to pay a fixed rate of interest of 1.468% plus the applicable LIBOR margin (6.468% at December 31, 2013) on a total notional value of $125,000,000, which expires on September 30, 2016. This agreement had a fair value liability position of $34,032 at December 31, 2013, which is included in accrued expenses.

The Business has not contemporaneously assessed the effectiveness of its swap agreements. Accordingly, the decrease in the fair value of the liability under the swap agreement of $372,854 for the year ended December 31, 2013 was reflected as a decrease to interest expense.

Other Debt

The Business has other debt outstanding of $2,124,131 at December 31, 2013. The current portion of the debt was $555,140 at December 31, 2013. The debt consists primarily of subordinated debt and other obligations issued or assumed in connection with acquisitions. Such obligations have interest rates ranging up to 6% per annum.

At December 31, 2013, the other debt matures as follows:

Years Ending December 31,
2014	$586,640
2015	576,856
2016	385,635
2017	275,000
2018	75,000
Thereafter	225,000

$2,124,131

12. Fair Value of Financial Instruments

At December 31, 2013, the Business’s financial instruments included cash and cash equivalents, accounts receivable, accounts payable and debt. The fair value of cash and cash equivalents, accounts receivable, accounts payable and short-term debt and notes payable approximate their carrying values because of the short-term nature of these instruments. The following table provides fair value information with respect to the Business’s Senior Secured Debt as of December 31, 2013:

	Carrying Amount	Fair Value
Revolver	$2,025,000	$2,025,000
Term B Loan	225,472,500	228,291,000

Fair value of other long term debt approximates its carrying value. Fair value information with respect to the Business’s other long-term liabilities is not presented as such balances are not deemed significant at December 31, 2013.

The Financial Accounting Standards Board established a fair value hierarchy, consisting of three broad levels, that prioritizes the inputs for valuation techniques used to measure fair value. Level 1 inputs consist of observable inputs, such as quoted prices in active markets for identical assets and liabilities. Level 2 inputs are

Outdoor Advertising

Notes to Combined Financial Statements—(Continued)

December 31, 2013

inputs, observable either directly or indirectly, other than quoted prices in active markets included in Level 1. Level 3 inputs have the lowest priority, are generally less observable from objective sources and require the reporting entity to develop its own assumptions. The Business currently uses only Level 2 inputs to measure the fair value of the Term B Loan. The Term B Loan is traded in the secondary market for syndicated loans, although the debt trades infrequently and is highly illiquid. The fair values of these debt instruments are based on quotes obtained through major financial institutions and an analysis of trading levels of debt instruments of comparable media companies and comparable credits.

13. Equity-Based Compensation

The Business awards Class B interests in Holdings to employees as incentive awards. Under the Limited Liability Company Agreement, the Class B members do not have the right to vote or grant consents with respect to any matters, and, upon the occurrence of certain events, Class B members may put their interests to Holdings and Holdings may call the Class B members’ interest. The Class B interests have an embedded put option and an embedded call option. The put option is triggered by one of the following events: death of the Class B member, termination of employment of the Class B member other than for cause (as defined), or failure to renew the employment contract of the Class B member (except under certain circumstances). Upon the occurrence of the put event, the Class B member (or the Class B interest holder if the interest had been transferred) has 90 days to cause Holdings to purchase all of his Class B interests. Under the Limited Liability Company Agreement, such obligations to Class B members can be satisfied by Holdings by issuing unsecured notes to the Class B members payable interest-only for ten years or, upon mutual agreement of Holdings and the member, instruments with alternative deferred payment terms. Based on the characteristics of the awards, including the repurchase features, they have been classified as a liability of the Business.

At December 31, 2013, the Business has a liability for such awards of $1,958,042 included in other long-term liabilities, representing the appreciation in value of 86,485 Class B interests in Holdings since their date of issuance. Compensation expense was decreased by $861,347 in 2013 was recorded in selling, general and administrative expense for changes in the formula value of the Class B interests in Holdings held during the year.

Effective May 28, 2013, in connection with the termination of an employee of the Non-Outdoor Business who was also a Class B interest unitholder, 4,032 units held by such employee were purchased at the formula value of $280,734 by two employees of the Business, who were also existing interest unitholders. The Business recognized a liability with respect to such units in the amount of their formula value.

14. Retirement Savings Plan

The Business maintains a retirement savings plan for certain of its employees. Under the plan (the “Retirement Savings Plan”), the Business makes 401(k) contributions of 3% of participant compensation, as defined, subject to certain limitations, annually. In addition, the Business may make annual discretionary contributions, as determined by management, also subject to certain limitations. The Business recognized $371,121 in expense for 2013 related to its contributions to the Retirement Savings Plan.

15. Multiemployer Pension and Postretirement Benefit Plans

The Business contributes to three multiemployer defined benefit pension plans under the terms of collective-bargaining agreements that cover its union-represented employees: National Electric Benefit Fund (“NEBF”), International Painters and Allied Trades Industry Pension Fund (“IUPAT”) and Sheet Metal Workers’ National Pension Fund (“NPF”). The other employers participating in these multiemployer plans are primarily in the

Outdoor Advertising

Notes to Combined Financial Statements—(Continued)

December 31, 2013

painters, sheet metal working and electrical trade industries. The risks of participating in multiemployer plans are different from single-employer plans, as assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers and if a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers. Additionally, if the Business chooses to stop participating in some of its multiemployer plans it may be required to pay those plans a withdrawal liability based on the underfunded status of the plan. Management does not intend to take any such action that would subject the Business to such liability.

The financial health of a multiemployer plan is indicated by the zone status, as defined by the Pension Protection Act of 2006, which represents the funded status of the plan as certified by the plan’s actuary. Plans in the red zone are less than 65% funded, the yellow zone are between 65% and 80% funded, and green zone are at least 80% funded. The percentage is obtained by dividing the plan’s assets by its liabilities on the valuation date of the plan year.

The table below presents information concerning the Business’s participation in multiemployer defined benefit plans:

Pension Plan	Collective Bargaining Expiration Date	Employer Identification Number/ Pension Plan Number	Pension Protection Act Zone Status	Contributions
NEBF	July 31, 2015	53-0181657	Green	$206,267
IUPAT	July 31, 2015	52-6073909	Yellow	102,820
NPF	July 31, 2016	52-6112463	Red	424,180

				$733,267

Zone status for each individual plan listed above was certified by each plan’s actuary as of the beginning of the plan year. The plan year is the twelve months ending December 31 for each plan.

As a result of the above noted zone status for the NEBF plan, there was no funding improvement or rehabilitation plan implemented, as defined by the Employee Retirement Income Security Act of 1974 (“ERISA”), nor any surcharges imposed for the plan.

On April 2, 2009, the trustees of the IUPAT plan adopted a funding improvement plan which is in effect from January 1, 2012 through the earlier of either December 31, 2024, or until the plan is at least 80% funded. Surcharges are included in contributions, as required under the improvement plan.

The board of trustees for the NPF plan has issued and modified a rehabilitation plan that combines benefit reductions and contribution increases that are intended to enable the NPF plan to be at least 65% funded within a 13 year rehabilitation period. Surcharges are included in contributions, as required under the rehabilitation plan.

The Business’s contribution to each of these plans does not represent more than 5% of the total contributions received by each plan. The Business recognizes expense for the multiemployer pension and postretirement benefit plans based on the required contributions to the plans.

16. Related-Party Transactions

In the ordinary course of business, the Business enters into transactions with related parties to rent certain sign locations from entities that are controlled by affiliates. The Business also rents certain office space from an

Outdoor Advertising

Notes to Combined Financial Statements—(Continued)

December 31, 2013

affiliate. Total related rent expense for the year ending December 31, 2013 was $1,066,080. Additionally, the Business provides management services to related parties. Management fees earned from these related parties were immaterial for the period presented.

Outdoor Advertising has an amount receivable from the Non-Outdoor Businesses on the combined balance sheet of $2,052,846 at December 31, 2013 for sign construction services provided by employees of the Business. No services were provided during the year ended December 31, 2013.

Historically, Communications provided services to and funded 100% of certain corporate expenses for all businesses, including the Non-Outdoor Businesses. These services relate to accounting and finance, human resources, information technology, facilities, and legal, among others. These financial statements include the Outdoor Advertising share of corporate expenses which have been allocated to Outdoor Advertising on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of combined revenues or headcount. The allocated expenses are included in the combined statement of operations in operating, selling, general and administrative, and depreciation and amortization expenses.

Management believes the assumptions underlying the combined financial statements, including the assumptions regarding allocating expenses, are reasonable.

The corporate allocations to the Business for the year ended December 31, 2013 were approximately $15.1 million.

Intercompany transactions other than services provided in the normal course of business operations between Outdoor Advertising and Non-Outdoor Businesses are considered to be effectively settled for cash. The total net effect of the settlement of these intercompany transactions is reflected in the combined statement of cash flows as a financing activity and in the combined balance sheet as invested equity. The net change in invested equity of Outdoor Advertising for the year ended December 31, 2013 of $4,299,192 primarily relates to cash pooling and general financing activities.

17. Commitments and Contingencies

Operating Leases and License Agreements

The Business is obligated under various operating lease agreements for office space, office equipment and automobiles, which expire at various dates through 2022. Rent expense under these leases amounted to $3,177,619 for the year ended December 31, 2013, which is recorded on a straight-line basis.

Additionally, the Business is obligated under operating leases and license agreements for certain sign locations. Such space is leased or licensed by the Business for advertising purposes under leases or licenses that expire at various dates. Rent expense under such leases and licenses is recorded on a straight-line basis and amounted to $96,516,409 for the year ended December 31, 2013. Rent expense includes both guaranteed minimum payments and contingent rents based on advertising revenues from certain properties.

Outdoor Advertising

Notes to Combined Financial Statements—(Continued)

December 31, 2013

The following is a schedule of future noncancelable minimum lease and license payments as of December 31, 2013:

Years Ending December 31,
2014	$47,102,961
2015	44,678,334
2016	42,581,620
2017	30,726,436
2018	27,669,867
Thereafter	165,078,820

$357,838,038

Litigation

The Business is subject to claims and litigation in the normal course of its business for which management does not believe the outcome will have a material adverse effect upon its financial position, results of operations or cash flows.

On April 13, 2011, the City of Los Angeles, on behalf of itself and the People of the State of California (the “City”) initiated a lawsuit in the Superior Court of California against the Business and owners of certain properties on which the Business installed advertisements in Los Angeles. The suit alleged, among other things, that the Business violated certain state and local laws prohibiting such advertising signs. The suit sought injunctive relief and monetary relief relating to the installation and display of supergraphic advertisements by the Business at 15 locations in Los Angeles primarily during the period 2008 to 2010. The Business operated at these advertising locations during this period subject to a stipulation it entered into with the City in October 2008, which was approved by the United States District Court for the Central District of California. The Business voluntarily removed the signs in the program, including those advertisements that are covered by the suit, in May 2010, even though it believed that it had the right at that time to continue to operate them under the Court-approved stipulation.

The Business filed an Answer to the City’s claims, denying liability. In addition, on January 13, 2012, the Business filed cross-claims against the City, seeking injunctive relief and monetary damages arising from the City’s Ordinance banning off-site signs and modifications thereto and its disparate treatment of the Business under the Ordinance.

In June 2013, the Business and the City entered into a settlement agreement, resolving their claims against one another. Pursuant to that settlement agreement, the Business paid and expensed $385,000 to the City, which is included in operating expenses in the combined statement of operations. Thereafter, the City dismissed its claims against the Business with prejudice, and the Business dismissed its cross-claims against the City with prejudice.

Commercial Rent Tax

On June 10, 2014, as part of an audit of the Business’s payment of New York City commercial rent tax, the City of New York (the “NYC”) presented the Business with preliminary workpapers indicating a proposed adjustment of approximately $9.6 million related to the Business’s commercial rent tax liability for the period from June 1, 2002 to May 31, 2013. The proposed adjustment amount includes proposed taxes, calculated based

Outdoor Advertising

Notes to Combined Financial Statements—(Continued)

December 31, 2013

on commercial rent paid, as well as interest and penalties. Management strongly disagrees with the NYC’s preliminary calculations and supporting documentation and intends to vigorously defend its position.

Given the preliminary nature of this matter, management cannot yet determine an amount or range of potential liability, if any, that might result. Moreover, even if the Business owes additional commercial rent tax during the period, under applicable law, the Business may take a deduction from any taxes owed for subtenant rent received from its advertisers. If the Business elects to take such deduction, management believes that such deduction would offset the full amount any taxes owed.

18. Subsequent Events

Management has evaluated all other events and transactions that occurred after December 31, 2013 through June 19, 2014, the date the combined financial statements were available to be issued and has determined that all material subsequent events or transactions that would require disclosure have been included in the combined financial statements.